Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

WEATHERFORD INTERNATIONAL PLC,

TRINITY BELL SUB, INC.

and

NCS MULTISTAGE HOLDINGS, INC.

Dated as of May 31, 2026

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A	Form of Written Consent
Exhibit B	Form of Support Agreement
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Assignment and Novation

iii

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plans	5.16(e)
Acceptable Confidentiality Agreement	5.2(e)(iii)
Acquisition Proposal	5.2(e)(i)
Action	3.10
Adverse Recommendation Change	5.3(a)
Affiliate	8.3(a)
Agreement	Preamble
Anti-Corruption Laws	3.24(a)
Anti-Money Laundering Laws	3.24(e)
Antitrust Division	5.8(b)
Antitrust Laws	8.3(b)
Assumed Options	2.2(b)
Assumed PSUs	2.2(c)
Assumed RSUs	2.2(a)
Base Amount	5.11(b)
Beneficial Ownership	8.3(c)
Book-Entry Shares	2.3(b)
Business Day	8.3(d)
Cash Consideration	2.1(a)(ii)
Cash Exchange Ratio	2.1(a)(ii)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Closing Tax Opinion	6.3(e)
COBRA	3.12(d)(vii)
Code	Recitals
Collective Bargaining Agreement	8.3(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Disclosure Letter	Article III
Company DSU	8.3(f)
Company Equity Awards	8.3(g)
Company ESPP	8.3(h)
Company ESU	8.3(i)
Company Indebtedness	8.3(j)
Company Intellectual Property	3.19
Company Measurement Time	3.2(a)
Company Option	8.3(k)

i

INDEX OF DEFINED TERMS

(Continued)

Company Plan	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU	8.3(l)
Company Related Parties	7.3(c)
Company RSU	8.3(m)
Company SEC Documents	3.6(a)
Company Stock Plans	8.3(n)
Company Termination Fee	7.3(a)
Company Top Customer	3.28(a)
Company Top Supplier	3.28(a)
Confidentiality Agreement	5.5(b)
Consent Time	5.6
Consenting Stockholders	8.3(q)
Continuing Employee	5.16(a)
Contract	8.3(o)
control	8.3(p)
Credit Agreement	8.3(r)
Default Stock	2.1(a)(iii)
Delaware Secretary of State	1.3
DGCL	Recitals
Effective Time	1.3
Elected Cash Consideration	2.1(a)(ii)
Election Deadline	2.5(b)
Election Form	2.5(a)
Election Period	2.5(b)
Eligible Shares	2.1(a)
Environmental Law	3.14(e)
ERISA	3.12(a)
ERISA Affiliate	8.3(s)
Excess Cash Amount	2.5(e)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Shares	2.1(c)
Export Approvals	3.24(b)(i)
FCPA	3.24(a)
FDI Laws	8.3(t)
Form S-4	5.4(a)
FTC	5.8(b)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(e)
HSR Act	5.8(a)
Indebtedness	8.3(u)
Indemnified Parties	5.11(a)
Information Statement	5.4(a)
Intellectual Property	3.19
Intended Tax Treatment	Recitals

INDEX OF DEFINED TERMS

(Continued)

International Trade Laws	3.24(b)
Irish Companies Act	8.3(v)
IRS	3.12(b)
knowledge	8.3(w)
Law	3.5(a)
Lease Agreement	3.18(b)
Leased Real Property	8.3(x)
Legal Proceeding	8.3(y)
Liens	3.2(a)
Mailing Date	2.5(a)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Maximum Cash Election Amount	2.1(a)(ii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Mixed Consideration	2.1(a)(ii)
Mixed Election Stock	2.1(a)(ii)
Mixed Share Consideration	2.1(a)(ii)
Mixed Share Consideration Exchange Ratio	2.1(a)(ii)
Mixed Share Consideration Value	2.1(a)(ii)
Nasdaq Global Select	2.3(f)
nonassessable	8.3(z)
Non-U.S. Benefit Plan	3.12(d)(viii)
Novation	5.19
OFAC	3.24(b)
Outside Date	7.1(b)(i)
Owned Real Property	8.3(aa)
Parent	Preamble
Parent Closing Price	2.1(a)(ii)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	4.1
Parent Measurement Time	4.2(a)
Parent Ordinary Shares	8.3(bb)
Parent Redomestication Shareholder Approval	8.3(cc)
Parent Related Parties	7.3(c)
Parent SEC Documents	4.5(a)
Parent Termination Fee	7.3(b)
Payoff Amount	5.18
Payoff Letter	5.18
Permits	3.11
Permitted Liens	8.3(dd)
Person	8.3(ee)
Personal Information	8.3(ff)
Privacy Laws	8.3(gg)
Public Official	8.3(hh)
Registrable Securities	8.3(jj)
Registration Statement 8.3	(kk)

INDEX OF DEFINED TERMS

(Continued)

Release	3.14(e)
Repeat Precision Note	8.3(ii)
Representatives	5.2(a)
Rewind	8.3(ll)
Sarbanes-Oxley Act	3.6(a)
SEC	Article III
Securities Act	3.5(b)
Share Consideration	2.1(a)(i)
Share Consideration Exchange Ratio	2.1(a)(i)
Share Election Stock	2.1(a)(i)
Shares	2.1(a)
Specified Stockholder Claims	5.17(l)
Specified Stockholder Indemnified Parties	5.17(l)
Specified Stockholder Indemnified Party	5.17(l)
Specified Stockholders	8.3(mm)
Subsidiary	8.3(nn)
Superior Proposal	5.2(e)(ii)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Law	3.20
Tax Counsel	2.5(c)
Tax Return	8.3(oo)
Taxes	8.3(pp)
Tolling Period	1.2
Transactions	8.3(qq)
Union	8.3(rr)
US Parent	5.19
VAT	8.3(ss)
WARN Act	3.13(d)
Written Consent	Recitals

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2026, by and among Weatherford International plc, an Irish public limited company (“Parent”), Trinity Bell Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub, for adoption and approval by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), and (iv) resolved to recommend that the sole stockholder of Merger Sub approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent will cause the sole stockholder of Merger Sub, to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, immediately following the execution hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption by written consent pursuant to Section 228 of the DGCL and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, it is expected that the Consenting Stockholders will promptly after the execution of this Agreement, and, in any event, by no later than the Consent Time, execute and deliver (i) an irrevocable action by written consent to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL, in the form attached hereto as Exhibit A (the “Written Consent”) and (ii) a support agreement in the form attached hereto as Exhibit B (the “Support Agreement”);

WHEREAS, the Parties agree that (i) the Merger is intended, for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”), to (A) be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” ), and (B) if Parent is a foreign corporation for U.S. federal income tax purposes at the Closing, not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder of the Company that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) and (ii) Parent, the Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company by operation of the laws of the State of Delaware. Upon the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Notwithstanding the foregoing or any other provision of this Agreement, the Closing shall not occur on any date that falls on, or between, the date(s) of the Irish High Court hearing to sanction Rewind and the date of the closing of the transactions contemplated by Rewind (inclusive of both dates) (such period, the “Tolling Period”). In the event that the Closing would otherwise be required to occur during the Tolling Period and the Parties have otherwise satisfied or, to the extent permitted by applicable Law, waived the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), the Outside Date shall be automatically extended on a day-for-day basis for each day during the Tolling Period on which the Closing is so delayed, such that the Outside Date shall be extended by a number of days equal to the total number of days elapsed during the Tolling Period. For purposes of clarity, no Party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i) by reason of the failure of the Closing to occur on or prior to the Outside Date if such failure is solely attributable to the operation of this provision during the Tolling Period, provided that the Parties have otherwise satisfied or, to the extent permitted by applicable Law, waived the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) as of the commencement of the Tolling Period.

Section 1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation by operation of law, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation by operation of law.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Charter shall be amended and restated so that it reads in its entirety as set forth in Exhibit C hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and operation of Delaware law and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Subject to Section 2.3(f), each share (such shares, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares, the “Eligible Shares”) shall thereupon automatically be cancelled and converted into and shall thereafter represent the right to receive the following consideration from Parent (such consideration, the “Merger Consideration”):

(i) for each Share of Company Common Stock with respect to which an election to receive only share consideration has been made and not validly revoked pursuant to Section 2.5 (the “Share Election Stock”), that number of Parent Ordinary Shares equal to the Share Consideration Exchange Ratio (the “Share Consideration”). As used in this Agreement, “Share Consideration Exchange Ratio” means 0.5537;

(ii) for each Share of Company Common Stock with respect to which an election to receive mixed consideration has been made and not validly revoked pursuant to Section 2.5 (the “Mixed Election Stock”), (A) subject to the Maximum Cash Election Amount and Section 2.5(e), the Cash Consideration and (B) that number of Parent Ordinary Shares equal to the Mixed Share Consideration Exchange Ratio (the “Mixed Share Consideration” and together with the Cash Consideration, the “Mixed Consideration”). As used in this Agreement:

(A) “Maximum Cash Election Amount” means an amount equal to the lesser of (I) the product of (x) the aggregate number of shares of Mixed Election Stock, multiplied by (y) the quotient of (1) 0.199, divided by (2) the quotient of (A) the aggregate number of shares of Mixed Election Stock, divided by (B) the number of Eligible Shares, multiplied by (z) the sum of (1) the Cash Consideration, plus (2) the Mixed Share Consideration Value, and (II) the maximum amount of cash that may be delivered in the Merger without violating Section 368(a)(2)(E)(ii) of the Code (as reasonably determined by Tax Counsel in consultation with Parent).

(B) “Cash Consideration” means cash in an amount equal to the product of (x) the Cash Exchange Ratio, multiplied by (y) the Parent Closing Price.

(C) “Cash Exchange Ratio” means 0.1371.

(D) “Mixed Share Consideration Value” means the product of (x) the Mixed Share Consideration Exchange Ratio, multiplied by (y) the Parent Closing Price.

(E) “Parent Closing Price” means the closing price per share of Parent Ordinary Shares on the Nasdaq Global Select on the last complete trading day prior to the Closing Date.

(F) “Elected Cash Consideration” means the aggregate number of shares of Mixed Election Stock multiplied by the Cash Consideration.

(G) “Mixed Share Consideration Exchange Ratio” means 0.2392.

(iii) for each Share of Company Common Stock with respect to which no election to receive Share Consideration or Mixed Consideration has been made (the “Default Stock”), the Share Consideration.

(b) At the Effective Time, all Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.

(c) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in consideration for the issuance of one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The shares of the Surviving Corporation so issued shall constitute the only outstanding shares of common stock of the Surviving Corporation.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Ordinary Shares or capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, or other similar transaction, the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, shall be equitably adjusted so as to provide Parent and the holders of Eligible Shares the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, shall be references to the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, as so adjusted; provided, that (x) nothing in this Section 2.1(e) shall be construed to permit or authorize Parent or the Company to take any action with respect to its securities that it is not otherwise permitted or authorized to undertake pursuant to this Agreement, (y) neither cash dividends nor the issuance of shares by Parent (including as equity compensation) shall result in any adjustment to Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio or the Cash Exchange Ratio or (z) no further adjustment shall be made to the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio or the Cash Exchange Ratio as a result of Rewind and the issuance of Parent Ordinary Shares in connection with Rewind.

Section 2.2 Treatment of Equity-Based Awards.

(a) At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company RSU and Company ESU that is outstanding immediately prior to the Effective Time (other than Company DSUs), whether or not vested, will be assumed by Parent (the “Assumed RSUs”). Each Assumed RSU will continue to have, and be subject to, the same terms and conditions of such Assumed RSU immediately prior to the Effective Time, including vesting and forfeiture restrictions; provided that (i) with respect to each Company ESU, effective as of immediately prior to the Effective Time, the Max Value Cap (as defined in the applicable award agreement for such Company ESU) shall cease to apply to such Company ESU; and (ii) each Assumed RSU shall automatically be converted into an award covering a number of Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed RSU immediately prior to the Effective Time, multiplied by (B) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Company DSU shall automatically vest and settle in shares of Company Common Stock immediately prior to the Effective Time.

(b) At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and has a per share exercise price less than the Merger Consideration will, at the Effective Time, be assumed by Parent (the “Assumed Options”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions of such Assumed Option immediately prior to the Effective Time, including vesting and forfeiture restrictions, provided that such Assumed Option shall automatically be converted into an option to acquire a number of Parent Ordinary Shares that is equal to the product of (i) the number of shares of Company Common Stock underlying such Company Option as of immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole number, and with an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price of the Company Option, by (B) the Share Consideration Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of Parent Ordinary Shares covered by such Assumed Option will be determined in a manner that is intended to be consistent with the requirements of Section 409A of the Code. Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and has a per share exercise price equal to or greater than the Merger Consideration will, at the Effective Time, be cancelled without consideration and will be of no further force and effect.

(c) At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company PSU that is outstanding immediately prior to the Effective Time, whether or not vested, will be assumed by Parent (the “Assumed PSUs”). Each Assumed PSU will continue to have, and be subject to, the same terms and conditions of such Assumed PSU immediately prior to the Effective Time, including vesting and forfeiture restrictions; provided that (i) any performance goal will be deemed satisfied at the greater of (A) target and (B) based on the actual level of achievement of such performance goal as of the date of this Agreement, as determined by the Company Board or an applicable committee thereof on or prior to the date of this Agreement and following prior consultation with Parent (for clarity, such Assumed PSU thereafter will vest based solely on continued service through the last day of the applicable performance period, subject to accelerated vesting to the extent provided by the terms and conditions of such Assumed PSU immediately prior to the Effective Time); (ii) each Assumed PSU shall automatically be converted into an award covering a number of Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed PSU immediately prior to the Effective Time (with performance determined in accordance with clause (i)), multiplied by (B) the Share Consideration Exchange Ratio, rounded down to the nearest whole share; and (iii) the Parent Ordinary Shares subject to any Assumed PSU that was vested prior to, or that vests at, the Effective Time will be delivered to the holder thereof promptly (and in any event, within five Business Days) following the Effective Time.

(d) Parent shall take all actions necessary to reserve for issuance a number of Parent Ordinary Shares at least equal to the number of Parent Ordinary Shares that will be subject to the Assumed RSUs, Assumed Options and Assumed PSUs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, but in no event later than five Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Parent Ordinary Shares subject to such Assumed RSUs, Assumed Options and Assumed PSUs and maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed RSUs, Assumed Options and Assumed PSUs remain outstanding and such Parent Ordinary Shares are required to be registered.

Section 2.3 Exchange.

(a) Prior to the Effective Time, Parent shall enter into an agreement in form reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) to act as nominee and agent for the holders of Company Common Stock in connection with the Merger and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article II. Parent shall make available to the Exchange Agent, as required, for exchange in accordance with this Article II, the number of Parent Ordinary Shares to be delivered as Share Consideration and Mixed Share Consideration in respect of Eligible Shares cancelled pursuant to Section 2.1(a). All Parent Ordinary Shares made available to the Exchange Agent to be delivered as Share Consideration and Mixed Share Consideration shall be allotted and issued directly to, or for the benefit of, the holders of Eligible Shares in certificated or book-entry form immediately prior to the Effective Time, (including, as applicable, the nominee of The Depository Trust Company). Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations to make the payments pursuant to Section 2.1(a)(ii) and with respect to any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f). All Parent Ordinary Shares and cash made available or deposited with the Exchange Agent (including any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f)) are hereinafter referred to as the “Exchange Fund”. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be exchanged for the Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Article II, the Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time (and in any event not later than the fifth Business Day thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Eligible Shares that by virtue of the Merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for the Eligible Shares formerly represented by such Certificate (i) that number of whole Parent Ordinary Shares (after taking into account all Eligible Shares then held by such holder under all Certificates so surrendered) to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.1(a) (which such Parent Ordinary Shares shall be in uncertificated book-entry form unless a physical certificate is requested) and, as the case may be, (ii) a check in the amount equal to the Cash Consideration to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.1(a)(ii), and in each case of the foregoing clauses (i) and (ii), any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the fifth Business Day thereafter, Parent shall cause the Exchange Agent to issue and send to each holder of uncertificated Eligible Shares represented by book entry that by virtue of the Merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the Merger Consideration (“Book-Entry Shares”) (i) a notice advising such holders of the effectiveness of the Merger, (ii) a statement reflecting the number of Parent Ordinary Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Ordinary Shares, if any, that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all Eligible Shares then held by such holder) and (iii) as the case may be, a check or wire transfer in the amount equal to (1) the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(a)(ii) plus (2) any dividends payable pursuant to Section 2.3(d) and cash payable in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. All Parent Ordinary Shares representing Merger Consideration to be issued to holders of Book-Entry Shares (including the nominee of The Depository Trust Company) shall be issued directly to the relevant holders. No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)

(i) No dividends with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares that the holder thereof has the right to receive upon the surrender thereof until such holder shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate by a record holder of Eligible Shares in accordance with this Article II, there shall be paid to such holder, without interest, (1) promptly after such surrender, the amount of any dividends with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares and (2) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.

(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive Parent Ordinary Shares under this Article II shall be paid (A) at the time of delivery of such Parent Ordinary Shares by the Exchange Agent under Section 2.3(b), the amount of dividends with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares, and (B) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such delivery payable with respect to such whole Parent Ordinary Shares.

(e) The Merger Consideration and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f) issued and paid in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Eligible Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional Parent Ordinary Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends with respect to the Parent Ordinary Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Ordinary Shares an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Ordinary Share which such holder would otherwise be entitled to receive (taking into account all Eligible Shares held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a), by (ii) the average of the volume weighted average price per share of Parent Ordinary Shares on the Nasdaq Global Select Market (“Nasdaq Global Select”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., by another authoritative source mutually selected by Parent and the Company) for the 10 consecutive trading days ending with the last complete trading day prior to the Closing Date.

(g) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to Parent, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to Parent for payment of the Merger Consideration, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f).

Section 2.4 No Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 2.5 Election Procedures.

(a) Not less than 30 days prior to the anticipated Effective Time or on such other date as Parent and the Company mutually agree (the “Mailing Date”), the Company shall cause to be mailed an election form and other appropriate and customary transmittal materials, in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”), to each record holder of Company Common Stock (other than Excluded Shares) as of a record date that is five Business Days prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company.

(b) Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Stock to specify that such holder (i) elects to receive the Share Consideration in respect to all such holder’s shares of Company Common Stock or (ii) elects to receive the Mixed Consideration in respect to all such holders’ shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York City time, on the Business Day that is five Business Days prior to the Closing Date or such other date as Parent and the Company shall, prior to the Closing, mutually agree (the “Election Deadline”) shall be deemed to have made no election. Parent and the Company shall publicly announce the anticipated Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) The Company shall make available one or more Election Forms as may reasonably be requested from time-to-time by all persons who become holders or beneficial owners of Shares of Company Common Stock during the Election Period, and Parent shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Any election made pursuant to this Section 2.5 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the Shares represented by such Election Form shall be deemed to have made no election, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Notwithstanding Section 2.5(b), if the Elected Cash Consideration, is greater than the Maximum Cash Election Amount (the difference between the Elected Cash Consideration and the Maximum Cash Election Amount being the “Excess Cash Amount”), then each Share of a portion of the Mixed Election Stock of each applicable holder of Company Common Stock that would otherwise be converted into a right to receive the Mixed Consideration shall be converted into a right to receive the Share Consideration, with such portion being equal to the product obtained by multiplying (x) the number of shares of Mixed Election Stock of such holder by (y) a fraction, the numerator of which is the Excess Cash Amount and the denominator of which is the Elected Cash Consideration, with each Share of the remaining portion of such holder’s Mixed Election Stock being converted into the right to receive the Mixed Consideration.

Section 2.6 Intended Tax Treatment.

(a) The Parties intend that the Merger will qualify for the Intended Tax Treatment. The relevant Parties will, and will cause their respective Affiliates to, (i) file and retain such information as will be required under Treasury Regulation Section 1.368-3, (ii) file all Tax Returns consistently with the Intended Tax Treatment and (iii) not take any position for any Tax purposes (whether on any Tax Return, in any audit, examination or other Action in respect of Taxes or otherwise) that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law occurring after the date hereof. Each of the Parties agrees to use its respective reasonable best efforts (x) to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity, and (y) to provide such information as their relevant equityholders who qualify as “significant holders” may require to file a statement with their U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3(b). Each of the Parties and their respective Affiliates shall use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and none of the Parties or their respective Affiliates will knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment.

(b) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for, cause a failure of the Merger to qualify for or otherwise impede the Merger from qualifying for the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for, cause a failure of the Merger to qualify for or otherwise impede the Merger from qualifying for the Intended Tax Treatment.

(c) Each of the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to) use reasonable best efforts and cooperate with each other to obtain (i) the Closing Tax Opinion and (ii) any opinion (or opinions) of counsel with respect to the tax treatment of the Merger required to be rendered in connection with any filing described in Section 5.4. In connection with the foregoing, each of the Company and Parent shall deliver to Baker Botts L.L.P. or, if Baker Botts L.L.P. is unable or unwilling to deliver the Closing Tax Opinion, another nationally recognized tax counsel reasonably acceptable to the Company, which includes King & Spalding LLP (“Tax Counsel”), a duly executed officer’s certificate reasonably satisfactory to such Party and Tax Counsel dated as of the date requested by Tax Counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable Tax Counsel to render the Closing Tax Opinion and any such other opinions, in each case, at such time as Tax Counsel shall reasonably request.

(d) If Rewind has not occurred prior to the Closing, Parent shall cause the equity of Merger Sub to be transferred so that Merger Sub becomes a Subsidiary of Parent that is wholly owned by Parent indirectly solely through one or more entities classified as disregarded entities for U.S. federal income tax purposes as of immediately prior to the Effective Time.

(e) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) any Company SEC Document filed with or furnished to the Securities and Exchange Commission (the “SEC”) and available on EDGAR on or after January 1, 2026 and at least 24 hours prior to the date hereof ((i) without giving effect to any disclosure set forth in any Company SEC Document or any amendment to any Company SEC Document in each case filed on or after such time and (ii) other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are primarily predictive, cautionary or forward-looking in nature), but it being understood that this clause (a) shall not be applicable to Section 3.2 (Capital Stock) and Section 3.25 (Brokers) or (b) the disclosure letter delivered by the Company to Parent immediately prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing a requirement, except in the case of clause (iii), and in the case of clause (i) and (ii) as they relate to Subsidiaries, where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall the items set forth on Section 3.1(a) of the Company Disclosure Letter result in a Material Adverse Effect; provided further, however, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the oilfield services industry, or the economy or the financial or securities markets, in the United States or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war (whether declared or undeclared) or acts of terrorism or sabotage (including cyber-attacks), (3) changes (after the date of this Agreement) in GAAP or interpretations thereof, (4) changes or proposed changes (after the date of this Agreement) in Laws (including changes in the interpretations thereof by any applicable Governmental Entity), (5) any action or failure to take action, in each case, as expressly required by this Agreement or at the written request of Parent or Merger Sub, (6) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect if they are not otherwise excluded by this definition), (7) any epidemic, pandemic, disease outbreak or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, freeze, or other natural disaster, (8) the announcement or pendency of the transactions contemplated by this Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable securities Laws relating to this Agreement and the transactions contemplated hereby, or the identity of Parent or any of its Subsidiaries, including the impact of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, Governmental Entities or any other Persons, (9) any change in the market price or trading volume of the Company Common Stock (provided, that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such change has resulted in, or contributed to, a Material Adverse Effect) or (10) seasonal fluctuations in revenue or earnings; provided that, with respect to clauses (1), (2), (3), (4) and (7), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(b) The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 11,250,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, with one such share of preferred stock being designated as the “Special Voting Share” (the “Company Preferred Stock”). As of 5:00 p.m. Central Time on May 29, 2026 (the “Company Measurement Time”), (i) 2,624,523 Shares (excluding treasury shares) were issued and outstanding, (ii) 95,210 Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) 351,118 Shares were reserved for issuance pursuant to the Company Stock Plans of which (A) 81,492 Shares were subject to outstanding Company DSUs, (B) 67,603 Shares were subject to outstanding Company RSUs (excluding Company DSUs), (C) 114,084 Shares were subject to outstanding Company PSUs (assuming performance at the target level), and (D) 1,523 Shares were subject to outstanding Company Options, and (v) 86,416 Shares were reserved for issuance pursuant to the Company ESPP. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, mortgages, claims, liens, charges, options, rights of first refusal, adverse claims, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than Permitted Liens. As of the Company Measurement Time, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a), as of the Company Measurement Time, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights or (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C). There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Company Measurement Time, of outstanding Company Equity Awards, indicating as applicable, with respect to each Company Equity Award then outstanding, the type of award, the number of Shares subject to such Company Equity Award, the name of the Company Stock Plan under which such award was granted, the date of grant, exercise or purchase price (if applicable), the Max Value Cap (for Company ESUs), the vesting schedule, and expiration date thereof (if applicable). Except for the Company Equity Awards set forth on Section 3.2(b) of the Company Disclosure Letter, there are no outstanding options, restricted stock units or other similar rights to purchase or receive Shares or other awards granted under the Company Stock Plans or otherwise. Each Company Option has an exercise price that is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such option. The Company ESPP has been duly suspended since July 1, 2019.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Written Consent, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the Written Consent). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption by written consent pursuant to Section 228 of the DGCL and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(c) The Written Consent is the only approval of the holders of any class or series of the Company’s capital stock or other securities required in connection with the adoption of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings referred to in Section 3.5(b)(i), (ii) and (iii), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the Nasdaq Capital Market applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitrator or arbitral panel (public or private), legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings or approvals required under the rules and regulations of any stock exchange (including the Nasdaq Capital Market) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since March 31, 2026, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e) Since January 1, 2025, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature that would be required by GAAP to be reflected on a consolidated balance sheet, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2025 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 5, 2026 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2025, (c) for liabilities under this Agreement or incurred in connection with the Transactions and (d) for liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Information Statement will, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 4.8, the Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Information Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 3.9 Absence of Certain Changes or Events. Since March 31, 2026 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Parent under Section 5.1(a), and (c) there has not been or occurred any Material Adverse Effect.

Section 3.10 Litigation. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, there is no, and for the past three (3) years there has not been any, action, suit, claim, arbitration, investigation, inquiry, grievance, charge, complaint, demand, challenge, notice, audit, inquiry or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters). Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, ruling, award, writ or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries are and, since January 1, 2024 have been, in compliance with all applicable Laws; (b) neither the Company nor any of its Subsidiaries has received, since January 1, 2024, a notice or other communication alleging or relating to a possible violation of any applicable Law; and (c) the Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, all Permits are valid and in full force and effect.

Section 3.12 Benefit Plans.

(a) As used herein, “Company Plan” means each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) stock purchase, stock option, equity, phantom stock or other equity-based plan, severance, employment, consulting, collective bargaining, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, profit sharing, pension, retirement, supplemental retirement, health, life, or disability insurance, dependent care, vacation, paid leave or (iii) other employee benefit or compensation plan, agreement, program, policy arrangement or Contract, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), in each case, to which the Company is a party, with respect to which the Company has any liability or which is maintained, contributed to, required to be contributed to or sponsored by the Company for the benefit of any current or former employee, director, individual independent contractor or consultant of the Company or its Subsidiaries (whether written or oral), other than any “multiemployer plan” (within the meaning of ERISA section 3(37)).

(b) The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument or insurance agreement; (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan description and summary of material modifications, (iv) for the two most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements, and (v) all material non-routine correspondence related to any Company Plan received from, or provided to, the Internal Revenue Service, the Department of Labor, or any other Governmental Entity since January 1, 2024.

(c) Neither the Company, its Subsidiaries nor any ERISA Affiliates has within the past six years sponsored, maintained or contributed to, or has any liability with respect to: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) “multiple employer welfare arrangement” as defined in ERISA Section 3(40), (iv) “multiple employer plan” within the meaning of ERISA Section 210 or Code Section 413(c), (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (vi) any “welfare benefit fund” within the meaning of Section 419 of the Code.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, with respect to the Company Plans, except as has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024:

(i) each Company Plan has been established, maintained, funded and administered in compliance with its terms and the applicable provisions of ERISA and the Code and all other applicable Law and no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject any of the Company or any of its Subsidiaries to any liability imposed by ERISA, the Code, or any other applicable Law;

(ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all payments, premiums, and contributions required to be made under the terms of any Company Plan or related funding arrangement have been timely made to the extent due or properly accrued;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code is the subject of or is otherwise entitled to rely on a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code;

(vi) the Company and its Subsidiaries have not incurred (whether or not assessed) any penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722, and to the knowledge of the Company, no circumstances exist and no events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes;

(vii) none of the Company Plans currently provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefits to any individual for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”) and none of the Company, its Subsidiaries or any ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other individual that such employee(s) or other individual would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such individual may pay in order to obtain health coverage under COBRA; and

(viii) with respect to each Company Plan that is not subject exclusively to United States Law (each, a “Non-U.S. Benefit Plan”), (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to the Company and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment or to any other compensatory payment, (B) accelerate the time of funding, payment or vesting, or increase the amount of or otherwise enhance any benefit or payment due to any such employee, officer, director or consultant, or (C) restrict the ability of the Company or any Subsidiary to merge, amend or terminate any Company Plan, in each case, except as contemplated by Section 2.2 hereof.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Taxes (including Taxes imposed under Section 409A or 4999 of the Code).

Section 3.13 Labor Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2025:

(a) The Company has provided or made available to Parent true and complete information with respect to all employees of the Company and its Subsidiaries, specifying for each such individual the following information, to the extent permitted under applicable Privacy Law: (i) employee name or identification number; (ii) job title; (iii) hire date; (iv) full-time or part-time status; (v) work location (by state, or if outside of the United States, country); (vi) exempt or non-exempt classification under wage and hour Law (as applicable); (vii) base annual salary or hourly wage rate (as applicable); (viii) other than with respect to RJ Machine Mexico, S. de R.L. de C.V., bonus, commission and other incentive compensation paid for 2025 and targeted for 2026; (ix) Union affiliation; (x) leave status (including the type of leave, start date of leave and expected return date, if applicable); (xi) accrued, unused vacation or other paid time off; (xii) visa status (including visa or permit type and expiration date); and (xiii) employing entity.

(b) The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all applicable Laws relating to labor, employment and employment practices, including those relating to terms and conditions of employment, wages, hours, overtime classifications, collective bargaining, unemployment compensation, workers’ compensation, social insurances and similar statutory employment-related protections, equal employment opportunity, affirmative action and affirmative action plan obligations, plant closures and layoffs (including the WARN Act), discrimination, immigration (including completion of Forms I-9 for all U.S. employees and proper confirmation of visas), classification of exempt versus non-exempt employees and consultants and independent contractors, information privacy, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, termination of employment, occupational safety and health, employee whistle-blowing, labor relations, employee leave issues, employee trainings and notices, automated employment decision tools and other artificial intelligence, and payment and withholding of taxes, in each case, except for such noncompliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each individual who is, or since January 1, 2025 has been, employed or engaged to provide services to the Company or any Subsidiary and is or was classified and treated as an exempt employee, independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(c) There are no, and since January 1, 2025 there have not been any, pending nor, to the knowledge of the Company, threatened, material labor disputes, material labor grievances or material labor arbitrations, or work stoppages, labor strikes, controversies, slowdowns, lockouts, picketing, handbilling or claims of unfair labor practices against or affecting the Company or any of its Subsidiaries by any current or former employees or other individual service providers of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to or bound by any Collective Bargaining Agreement, and no employees or other individual service providers of the Company or any of its Subsidiaries are represented by any Union. There is no, and for the last three (3) years there has not been any, activity on behalf of any Union or group of current or former employees or other individual service providers to organize any current or former employees or other individual service providers of the Company or any of its Subsidiaries. There are no, and since January 1, 2025 there have not been any, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Entity, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any Collective Bargaining Agreement to which the Company or any Subsidiary is a party or bound by. No notice, consent, consultation, bargaining or other obligation is owed to any Union in connection with the transactions contemplated by this Agreement.

(e) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has effectuated a “plant closing” or “mass layoff” (as each term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state, local, or foreign Law (the “WARN Act”)) that would trigger the notice requirements of the WARN Act.

(f) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no, and since January 1, 2025 there have not been any, Actions against or affecting the Company or any of its Subsidiaries pending, nor to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, or any employment practices of the Company or any of its Subsidiaries.

(g) Since January 1, 2025, there have been no allegations of sexual misconduct, sexual harassment or other material harassment, discrimination or retaliation against any current or former officer, director, executive, or managerial or supervisory level employee or service provider of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have entered into any settlement or similar Contract in respect of any of the foregoing.

(h) To the knowledge of the Company, no employee or other individual service provider with annual base compensation in excess of $150,000 intends to terminate his or her employment or engagement with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing.

Section 3.14 Environmental Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiaries have obtained, are in compliance with, and for the past three years have complied with, all Permits of all Governmental Entities and any other Person that are required under any Environmental Law;

(b) There has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under applicable Environmental Laws;

(c) Neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law;

(d) No Hazardous Substance has been disposed of, arranged to be disposed of, Released or transported in violation of any applicable Environmental Law, or in a manner that has given or would reasonably be expected to give rise to any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law;

(e) Neither the Company nor its Subsidiaries are currently subject to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim relating to a violation of, or liability under, any Environmental Law; and

As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances. As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a hazardous waste, pollutant or contaminant or term of similar import or as hazardous, toxic, radioactive or term of similar import under any Environmental Law, including but not limited to petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, radon, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls. As used herein, “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

Section 3.15 Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(a) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all income and other Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;

(b) the Company and each of its Subsidiaries have timely paid in full all income and other Taxes due and owing by it whether or not shown as due on such Tax Returns, including any such Taxes required to be withheld, collected or deposited by the Company or any of its Subsidiaries;

(c) the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party;

(d) there are no outstanding or pending audits, examinations, investigations or other proceedings in respect of income or other Taxes of the Company or any of its Subsidiaries;

(e) neither the Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension in writing for any statute of limitations with respect to the assessment or collection of Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(f) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(g) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof;

(h) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law);

(i) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (i) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (ii) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries;

(j) no written claim has been made by any Governmental Entity within the past three years in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a certain type that such entity is or may be subject to Taxes in that jurisdiction of such type; and

(k) neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was the Company or any of its Affiliates.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each Contract (other than a Company Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that materially restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that contains an exclusivity or “most favored nation clause” that restricts the business of the Company or any of its Subsidiaries, taken as a whole, in a material manner;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or other similar agreement or arrangement;

(iv) any Contract relating to Indebtedness (other than such Contracts solely between or among the Company and its Subsidiaries) and having an outstanding principal amount in excess of $250,000;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests, or any assets or liabilities that are material to the Company and its Subsidiaries, taken as a whole (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) and under which the Company or its Subsidiaries have a continuing obligation or liability;

(vi) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $750,000 over the remaining term of such Contract;

(vii) any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than license agreements for software that is generally commercially available;

(viii) any Contract (A) relating to the licensing of Intellectual Property owned by a third party (by the Company or its Subsidiaries as licensee) that is material to the Company or its Subsidiaries or involves consideration in excess of $100,000, and (B) affecting the Company’s or its Subsidiaries’ ability to use, enforce, or disclose any Intellectual Property (excluding in each case, (i) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (ii) non-exclusive licenses by the Company or its Subsidiaries in the ordinary course of business);

(ix) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, in excess of $250,000, including take-or-pay contracts or keepwell agreements;

(x) any material Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xi) any material Contract with a former executive officer or director of the Company or any of its Subsidiaries;

(xii) any Collective Bargaining Agreement; or

(xiii) any Contract relating to settlement or other final disposition of any material Action since January 1, 2024.

Each contract of the type described in clauses (i) through (xiii) is referred to herein as a “Material Contract.”

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17 Insurance. The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are, to the knowledge of the Company, customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no claims pending under any insurance policies currently in effect and no claim has been made since January 1, 2025 that was denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice). No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions.

Section 3.18 Real Property.

(a) Section 3.18(a)(i) of the Company Disclosure Letter contains a true, correct and complete list of the Owned Real Property, and sets forth the common street address for each parcel of Owned Real Property and the applicable owner thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.18(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract to purchase or sell any Owned Real Property, and no party has a right of first offer, right of first refusal, purchase option or other right to acquire any of the Owned Real Property.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of the Leased Real Property, the address for each parcel of the Leased Real Property, and a description of the applicable lease, sublease or other agreement therefor and any amendments, modifications, guarantees and supplements thereto (each, a “Lease Agreement”). True, correct and complete copies of all Lease Agreements have been made available to Parent.

(c) Each Lease Agreement is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default or termination event by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party under any such Lease Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to any Lease Agreement, is in violation of any provision of such lease which, with or without notice, lapse of time, or both, would constitute a default or termination event under the provisions of such Lease Agreement.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have fee simple title to or a valid leasehold interest in the Owned Real Property and the Leased Real Property (as applicable) as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, free and clear of all Liens except Permitted Liens.

(e) The Owned Real Property and Leased Real Property constitute all of the material real property used or necessary for use in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted.

Section 3.19 Intellectual Property. The Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in substantially the manner and to the extent it has used the same), all of the following as they exist in any jurisdiction throughout the world and under any international treaties or conventions, that are material to the Company and its Subsidiaries, taken as a whole: (i) trademarks, trade names, service marks, domain names, trade dress, corporate names, logos, slogans and other indicia of origin, source or quality and all translations, transliterations, adaptations, derivations and combinations of the foregoing, whether registered or not, together with all goodwill associated with each of the foregoing, and registrations and applications for registration of any of the foregoing; (ii) patents and patent applications of any kind (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, and patent rights; (iii) copyrights owned by the Company or any of its Subsidiaries, and any other equivalent rights in works of authorship, and registrations and applications for registration for any of the foregoing; (iv) intellectual property rights in software; and (v) trade secrets

(“Intellectual Property”) used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Section 3.19 of the Company Disclosure Letter lists all Company Intellectual Property for which applications for intellectual property rights have been filed or for which registrations or issued intellectual property rights have been obtained with or by any Governmental Entity or private registrar as of the date of this Agreement. The Company owns all right, title and interest in and to the Company Intellectual Property owned by the Company free and clear of Liens, other than non-exclusive licenses granted in the ordinary course of business and Permitted Liens. Other than as set forth on Section 3.19 of the Company Disclosure Letter, there are no pending claims by any Person, challenging the validity, enforceability, registration or ownership of any Company Intellectual Property (other than proceedings in connection with the application for the registration or issuance of Company Intellectual Property). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024, to the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or diluted any Intellectual Property rights of any Person. The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of their material trade secrets and the security of their computer systems and networks and the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any material agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.20 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Law”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement or the Transactions.

Section 3.21 No Rights Plan. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.22 Related Party Transactions. There are no Contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding shares of Company Common Stock (or any of such person’s immediate family members or affiliates) (other than any Subsidiaries of the Company) of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.23 Privacy and Security.

(a) The Company and its Subsidiaries are in compliance in all material respects with, and have, since January 1, 2024, at all times complied in all material respects with, all applicable Privacy Laws. All Personal Information has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company in accordance with all applicable Privacy Laws in all material respects.

(b) The Company and its Subsidiaries have in place commercially reasonable policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that are designed to comply in all material respects with all applicable Privacy Laws. The Company and its Subsidiaries are in compliance in all material respects with, and have since January 1, 2024 been in compliance in all material respects with, such policies and procedures.

(c) Neither the Company nor its Subsidiaries have experienced any material data security incident or breach in which Personal Information maintained or processed by or on behalf of the Company was stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization, and to the knowledge of the Company, no circumstance has arisen in which any Privacy Law would require the Company or its Subsidiaries to notify a Person or Governmental Entity of a material data security incident or breach.

Section 3.24 Relations With Governments, etc.; International Trade Matters; Anti-Corruption Matters; Anti-Money Laundering Matters.

(a) The Company and its Subsidiaries and their respective employees, officers, and, to the knowledge of the Company, any other Person acting for or on behalf of the Company or its Subsidiaries, have not since January 1, 2021 taken any action, directly or indirectly, in violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the United Kingdom’s Bribery Act of 2010, and the rules and regulations thereunder; or any other anticorruption Laws applicable to the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”). The Company and its Subsidiaries and their respective employees, officers, and, to the knowledge of the Company, any other Person acting for or on behalf of the Company or its Subsidiaries, have not since January 1, 2021 directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, to a Public Official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Public Official in his official capacity, including a decision or omission to fail to perform official functions, (ii) inducing any Public Official in his official capacity to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Public Official to use influence with any Governmental Entity in order to assist the Company or any of its Subsidiaries in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage, in each case in a manner which violates or violated Anti-Corruption Laws.

(b) None of the Company or any of its Subsidiaries, employees, officers, or, to the knowledge of the Company, any individuals or any other Person acting for or on behalf of the Company or its Subsidiaries is in violation of, or has in the past five (5) years, violated, or taken any action that would cause the Company or any of its Subsidiaries to have violated, any applicable (i) U.S., EU, or UK trade control laws and regulations, including but not limited to the United States Export Administration Act, International Emergency Economic Powers Act, the Foreign Narcotics Kingpin Designation Act, 18 U.S.C. § 2339B (prohibiting material support of designated foreign terrorist organizations), the Export Control Reform Act of 2018, and their implementing Export Administration Regulations and the Arms Export Control Act and its implementing International Traffic in Arms Regulations; (ii) U.S., EU, or UK laws, regulations or restrictive measures relating to economic or trade sanctions or embargoes, including those administered or enforced by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the Council of the European Union, any EU Member State, His Majesty’s Treasury, or any other relevant governmental authority; (iii) laws, regulations, or restrictive measures relating to economic or trade sanctions or embargoes administered or enforced by the European Union, the United Kingdom, or other relevant non-U.S. authority; (iv) U.S. foreign investment review regulations (31 C.F.R. Parts 800 and 801); (v) anti-boycott regulations, including those administered by the U.S. Department of Commerce and the U.S. Department of Treasury; (vi) the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Customs and Border Protection, the U.S. Immigration and Customs Enforcement and their predecessor agencies; and (vii) other non-U.S. export or import controls of sanctions Laws (collectively, “International Trade Laws”).

Without limiting the foregoing:

(i) the Company and its Subsidiaries have obtained all required material export licenses and other material consents, notices, waivers, approvals, orders, authorizations, registrations, and classifications from, and submitted all required export clearance documentation to any Governmental Entity for the export of commodities, technology, software or services (collectively, “Export Approvals”); and

(ii) the Company and its Subsidiaries are in compliance, in all material respects, with the terms of any Export Approvals.

(c) Neither the Company nor any Subsidiary, employee, officer, or, to the knowledge of the Company, individual engaged as independent contractor, manager, agent or other Representatives is, has at any time since January 1, 2021 been, or has participated in any transaction involving, a Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any Person listed on any applicable UN, U.S., EU, or UK sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List (including Specially Designated Global Terrorists designated pursuant to Executive Order 13224 or Executive Order 14157), List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; or the list of Foreign Terrorist Organizations maintained by the U.S. State Department (including organizations designated pursuant to Executive Order 14157); or the European Union (EU) Consolidated Financial Sanctions List; the United Kingdom (UK) Office of Financial Sanctions Implementation (OFSI) Consolidated List; or the United Nations Security Council Consolidated List (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; or (iii) any Person that is organized, resident, or located in a country or region that is the subject or target of economic sanctions or a comprehensive embargo under International Trade Laws (including at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the non-governmental controlled portions of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic).

(d) No Action by or before the U.S. Government or any other Governmental Entity involving the Company or any of its Subsidiaries, employees, officers or, to the knowledge of the Company, individuals engaged as independent contractors, managers or agents with respect to any International Trade Laws is pending or, to the knowledge of the Company, threatened, alleged or noticed. No civil or criminal penalties have been imposed on the Company or any of its Subsidiaries with respect to violations of any International Trade Laws nor have any disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of any International Trade Laws. Neither the Company nor any of its Subsidiaries has received any reports or allegations of, or conducted any internal investigation or audit concerning, any actual or potential violation or wrongdoing related to International Trade Laws.

(e) None of the Company or any of its Subsidiaries, employees, officers, or, to the knowledge of the Company, any individuals or any other Person acting for or on behalf of the Company or its Subsidiaries is in violation of, or has at any time since January 1, 2021 violated, in any material respect, any applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act, the USA PATRIOT Act of 2001, the United Kingdom’s Proceeds of Crime Act 2002, and 18 U.S.C. §§ 1956 and 1957, and the rules and regulations thereunder, or any other anti-money laundering laws applicable to the Company or any of its Subsidiaries (collectively, “Anti-Money Laundering Laws”). No Action by or before the U.S. Government or any other Governmental Entity involving the Company or any of its Subsidiaries, employees, officers or, to the knowledge of the Company, individuals engaged as independent contractors, managers or agents with respect to any Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened, alleged or noticed. Neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Money Laundering Laws.

(f) The Company and its Subsidiaries have implemented, maintained, and adhered to a system of internal controls sufficient, in all material respects, to provide reasonable assurance that violations of Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws will be prevented, detected, and deterred.

Section 3.25 Brokers. Except as set forth in Section 3.25 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.26 Opinion of Financial Advisor. The Company has received the opinion of Piper Sandler & Co., dated the date of this Agreement, to the effect that, as of such date, the Share Consideration Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Holders (as defined therein) (other than Parent and its affiliates, if any) that elect to receive only Share Election Stock or make no election and therefore receive only Share Election Stock, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 3.27 Reorganization Qualification.

(a) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

(b) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 3.28 Top Customers and Suppliers. Section 3.28 of the Company Disclosure Letter sets forth a true and complete list of (i) the top ten suppliers (each a “Company Top Supplier), and (ii) the top ten customers (each a “Company Top Customer), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or dealer, for each of calendar year 2025 and the first calendar quarter of 2026, in each case of the Company and its Subsidiaries, taken as a whole.

Section 3.29 EU Prospectus Regulation. There are not more than 149 beneficial owners of Company Common Stock in any member state of the European Economic Area (comprising the 27 member states of the European Union, plus Iceland, Liechtenstein, and Norway).

Section 3.30 No Other Representations or Warranties. THE COMPANY HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF PARENT AND ITS SUBSIDIARIES. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, THE COMPANY HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB CONTAINED IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER) OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER), THE COMPANY ACKNOWLEDGES AND AGREES THAT NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PARENT, MERGER SUB OR ANY OF ITS SUBSIDIARIES, AND NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR THE COMPANY’S USE OF, ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY, WHETHER IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE. THE COMPANY ACKNOWLEDGES AND AGREES THAT NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER), AND THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, AND DISCLAIMS RELIANCE ON, ANY SUCH REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) any Parent SEC Document filed with or furnished to the SEC and available on EDGAR on or after January 1, 2026 and at least 24 hours prior to the date hereof ((i) without giving effect to any disclosure set forth in any Parent SEC Document or any amendment to any Parent SEC Document in each case filed on or after such time and (ii) other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are primarily predictive, cautionary or forward-looking in nature) or (b) the disclosure letter delivered by Parent to the Company immediately prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and its Subsidiaries (including Merger Sub) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing a requirement, except in the case of clause (iii), and in the case of clause (i) and (ii) as they relate to Subsidiaries, where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the oilfield services industry, or the economy or the financial or securities markets, in the United States or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war (whether declared or undeclared) or acts of terrorism or sabotage (including cyber-attacks), (3) changes (after the date of this Agreement) in GAAP or interpretations thereof, (4) changes or proposed changes (after the date of this Agreement) in Laws of general applicability to companies in the areas and industries in which Parent or any of its Subsidiaries operate (including changes in the interpretations thereof by any applicable Governmental Entity), (5) any action or failure to take action, in each case, as expressly required by this Agreement or at the written request of the Company, (6) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Parent Material Adverse Effect if they are not otherwise excluded by this definition), (7) any epidemic, pandemic, disease outbreak or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, freeze, or other natural disaster, (8) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement and the transactions contemplated hereby, or the identity of the Company or any of its Subsidiaries, including the impact of the foregoing on the relationships, contractual or otherwise, of Parent and any of its Subsidiaries with customers, suppliers, service providers, Governmental Entities or any other Persons, (9) the consummation of the transactions contemplated by Rewind, (10) any change in the market price or trading volume of Parent Ordinary Shares, (provided, that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect) or (11) seasonal fluctuations in revenue or earnings; provided that, with respect to clauses (1), (2), (3), (4) and (7), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Parent and its Subsidiaries operate.

Section 4.2 Capital Stock.

(a) As of the date of this Agreement, the authorized share capital of Parent consists of 1,356,000,000 Parent Ordinary Shares. As of 5:00 p.m. Central Time on May 28, 2026 (the “Parent Measurement Time”), (i) 71,891,401 Parent Ordinary Shares (excluding treasury shares) were issued and outstanding and (ii) no Parent Ordinary Shares were held by Parent in its treasury. As of the Effective Time, Parent shall have sufficient authorized but unissued Parent Ordinary Shares to allot and issue the Merger Consideration. All outstanding Parent Ordinary Shares are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Irish Companies Act or the Texas Business Organizations Code, as applicable, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens. The Merger Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued and fully paid, nonassessable and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Irish Companies Act, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound. As of the Parent Measurement Time, Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Parent on any matter. Except for (x) equity-based awards of Parent, (y) as set forth above in this Section 4.2(a) or (z) in the Parent SEC Documents, as of the Parent Measurement Time, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, or (C) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent. Except as set forth in the Parent SEC Documents, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are directly or indirectly owned by Parent.

Section 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which approval shall take place immediately following the execution of this Agreement), perform its obligations under this Agreement and to consummate the Transactions including the allotment and issuance of the Merger Consideration, and the allotment and issuance of the Merger Consideration is not subject to any pre-emptive rights. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No approval of the holders of any class or series of Parent’s capital stock or other securities is required prior to, in connection with or a result of, the consummation of the Merger, the issuance of the Merger Consideration by Parent or the other transactions contemplated by this Agreement.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries (including Merger Sub) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the memorandum and articles of association of Parent or the organizational documents of any of its Subsidiaries (including Merger Sub), (ii) any material Contract to which Parent or any of its Subsidiaries (including Merger Sub) is a party by which such Person or any of their respective properties or assets may be bound or (iii) subject to the governmental filings referred to in Section 4.4(b)(i), (ii) and (iii), any Law or any rule or regulation of Nasdaq Global Select applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which Parent or any of its Subsidiaries (including Merger Sub) or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.4(b) of the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, including the filing of annual franchise tax reports with the Delaware Secretary of State, (iii) any filings or approvals required under the rules and regulations of Nasdaq Global Select and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since March 31, 2026, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Parent is in compliance in all material respects with the (i) provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq Global Select, in each case, that are applicable to Parent.

(g) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.6 Listing Exchange. The Parent Ordinary Shares are listed on the Nasdaq Global Select and Parent has not received any notice of delisting from Nasdaq Global Select. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of Nasdaq Global Select, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to the knowledge of Parent, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.

Section 4.7 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Information Statement will, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 3.8, the Form S-4 and the Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Information Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.8 Absence of Certain Changes of Events. Since March 31, 2026 through the date of this Agreement, there has not been or occurred any Parent Material Adverse Effect.

Section 4.9 Litigation. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and for the past three (3) years there has not been any, Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters). Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, ruling, award, writ or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Laws. Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries, as applicable, are and, since January 1, 2024 have been, in compliance with all applicable Laws.

Section 4.11 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the organizational documents of Parent is, or at the Effective Time will be, applicable to this Agreement or the Transactions.

Section 4.12 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Subject to Section 2.6(d), all of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent and directly by US Parent.

Section 4.13 Reorganization Qualification.

(a) None of Parent, Merger Sub or any of their respective Affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

(b) Subject to Section 2.6(d), Merger Sub is a direct, wholly owned Subsidiary of US Parent and is classified as an association taxable as a corporation for U.S. federal income tax purposes (and applicable state and local Tax purposes) and no election has been filed or made to change such classification.

(c) If Rewind has not occurred prior to the Closing, as of immediately prior to the Effective Time, Merger Sub is a Subsidiary of Parent that is wholly owned by Parent indirectly through one or more entities classified as disregarded entities for U.S. federal income tax purposes and no election has been filed or made to change such classification for such entities.

(d) Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(e) If Parent is a foreign corporation for U.S. federal income tax purposes, Parent and its Subsidiaries will satisfy the “active trade or business test” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)) applicable with respect to the Merger.

Section 4.14 No Other Representations or Warranties. EACH OF PARENT AND MERGER SUB HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, EACH OF PARENT AND MERGER SUB HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER) OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER), EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT OR MERGER SUB’S USE OF, ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB, WHETHER IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT NONE OF THE COMPANY OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER), AND EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, AND DISCLAIMS RELIANCE ON, ANY SUCH REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company. From the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article VII, except as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by this Agreement or required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent in all material respects with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article VII, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as specifically required or permitted by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent or dividends payable by Repeat Precision, LLC in an aggregate amount not to exceed $7,400,000, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than repurchases of Company Common Stock in connection with the vesting or settlement of any Company Equity Award outstanding as of the date hereof in accordance with its terms or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) other than as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except any Permitted Lien) any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof but excluding the settlement of any Company RSU, Company PSU or Company Option outstanding as of the date hereof or granted in accordance with the terms of this Agreement, in each case, in accordance with its terms;

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Charter or the Company Bylaws (or similar organizational documents);

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets with a value exceeding $500,000 individually or $3,000,000 in the aggregate, other than inventory acquired in the ordinary course of business;

(v) other than as forth on Section 5.1(a)(v) of the Company Disclosure Letter, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (except any Permitted Lien) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except as it relates to (A) inventory in the ordinary course of business and obsolete equipment in the ordinary course of business with an aggregate value not in excess of $250,000, (B) transactions solely among the Company and one or more of its wholly owned Subsidiaries or (C) solely among the Company’s wholly owned Subsidiaries;

(vi) (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, other than (1) draws under the Credit Agreement or the Repeat Precision Note in the ordinary course of business in excess of $5,000,000 or (2) repayment of indebtedness and reborrowings of such repaid amounts under the Credit Agreement or the Repeat Precision Note in accordance with the terms thereof and in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company, any direct or indirect wholly owned Subsidiary of the Company or with respect to advancement or indemnification of expenses or losses incurred by current or former directors or officers of the Company or its Subsidiaries as required by the organizational documents of the Company or any Subsidiary in effect on the date hereof);

(vii) (A) except as set forth in Section 5.1(a)(vii) of the Company Disclosure Letter, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness owed to the Company or any of its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or (C) waive, release, grant or transfer any right of value in excess of $250,000 individually or $1,000,000 in the aggregate;

(viii) (A) modify, amend, terminate, cancel or extend any Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract, in each case, (1) outside of the ordinary course of business consistent with past practice or (2) that involves payments by or to the Company or any of its Subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate;

(ix) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(x) change its financial accounting methods, principles, periods or practices in any material respect, except insofar as may have been required by a change in GAAP;

(xi) settle or compromise any material liability for Taxes; file any material amended Tax Return or material claim for Tax refund; make, other than in the ordinary course of business, or revoke or modify any material Tax election; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes; or change any material method of accounting for Tax purposes;

(xii) except as otherwise required by GAAP, change its fiscal year;

(xiii) except as expressly required by the terms of any Company Plan: (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control, retention or termination pay, plan, program or agreement, or modifications thereto or increases therein, (C) grant or amend any Company Equity Award or any other equity award of the Company, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan;

(xiv) implement or announce any employee layoffs, plant closing or other personnel actions that would reasonably be expected to trigger the notice requirements of the WARN Act;

(xv) enter into, terminate, extend or otherwise modify any Collective Bargaining Agreement, or recognize or certify any Union or group of employees as the bargaining representative for any employees or other individual service providers of the Company or any of its Subsidiaries;

(xvi) enter into any waiver or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider;

(xvii) hire, engage or terminate (without cause) any employee with or other individual service provider with annual base compensation in excess of $150,000, in each case, other than hiring new employees and individual service providers to replace employees and individual service providers whose employment or engagement terminates, in each case on terms that are substantially similar to those that applied to the applicable employees or individual service providers that were replaced;

(xviii) enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xix) enter into any new line of business outside of its existing business;

(xx) enter into any new lease in any material respect or amend the terms of any existing lease of real property (other than any renewal in the ordinary course of business consistent with the existing terms of such lease other than reasonable increases in pricing terms);

(xxi) except in the ordinary course of business, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any Company Intellectual Property;

(xxii) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material Permits of the Company and its Subsidiaries in a manner adverse to the business of the Company and its Subsidiaries;

(xxiii) fail to maintain in effect without replacing material insurance policies customary and adequate for companies of similar size and in the industries and locations in which the Company and its Subsidiaries operate covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxiv) engage in any sale-leaseback or similar transaction with respect to the Owned Real Property;

(xxv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;

(xxvi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly owned Subsidiaries of the Company; or

(xxvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything to the contrary in this Agreement, including this Section 5.1, nothing in this Agreement shall be construed to give Parent, directly or indirectly, the right to control or direct the operations, business, or affairs of the Company or any of its Subsidiaries prior to the Closing.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as specifically required by this Agreement or applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) declare, set aside or pay any extraordinary dividends or distributions in respect of, any of its capital stock; provided that Parent may make (A) regular quarterly cash dividends in amounts and with record and payment dates consistent in all respects with Parent’s past dividend policy and practices and (B) increases to such regular quarterly cash dividend amounts in the ordinary course of business;

(ii) other than pursuant to Rewind, amend or otherwise change, or authorize or propose to amend or otherwise change, its memorandum and articles of association in a manner that would reasonably be expected to materially adversely affect the consummation of the Transactions or adversely affect in any material respect the rights of holders of the Parent Ordinary Shares;

(iii) other than pursuant to Rewind, reclassify, combine, adjust, split or subdivide any capital stock of Parent, other than where equitable adjustments are made to the number of Parent Ordinary Shares constituting the Merger Consideration pursuant to Section 2.1(e);

(iv) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly owned Subsidiaries of Parent; or

(v) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) During the period from the date of this Agreement to the Effective Time, except as specifically required by this Agreement or applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) take any of the actions set forth on Section 5.1(c) of the Parent Disclosure Letter.

Section 5.2 No Solicitation.

(a) Except as expressly permitted by Section 5.2(c), from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making or completion of, any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or (ii) enter into or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal; provided, that Parent and Merger Sub acknowledge and agree that any determination or action by the Company or the Company Board in accordance with Section 5.2(c) shall not be deemed to be a breach or violation of this Section 5.2(a).

(b) Subject to Section 5.2(c) hereof, (i) the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal during the six month period prior to the date of this Agreement, to the extent such return or destruction has not previously been requested, and (ii) if at any time the Company provides any non-public information to a third party in compliance with Section 5.2(c) and the Company Board subsequently determines that the Acquisition Proposal made by such third party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly terminate any data room access of such third party or any of its Representatives and request in writing that each third party promptly return to the Company or destroy all non-public information previously furnished or made available to such third party or any of its Representatives by or on behalf of the Company or its Representatives.

(c) Notwithstanding any of the foregoing, if prior to the Company’s receipt of the duly executed Written Consent, the Company receives a bona fide unsolicited Acquisition Proposal from a Person that did not result from a breach of Section 5.2(a) or Section 5.2(b), and the Company Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (i), (ii) or (iii) would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may (i) enter into an Acceptable Confidentiality Agreement, (ii) engage in discussions or negotiations regarding such Acquisition Proposal (subject to the entry into an Acceptable Confidentiality Agreement) and (iii) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries (subject to the entry into an Acceptable Confidentiality Agreement), in each case, with the Person making or renewing such Acquisition Proposal and its Representatives; provided, that any such information or access has previously been made available to Parent (or shall be made available to Parent) prior to, or substantially concurrent with (and in any event within 48 hours of), the time such information is made available to such Person.

(d) From and after the date hereof and prior to the Company’s receipt of the duly executed Written Consent, the Company shall notify Parent promptly (and in any event within 48 hours) after receipt by the Company of any Acquisition Proposal (which notice shall include the identity of the Person making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than 48 hours after receipt) providing Parent summaries of all material oral communications between the Company and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith. The Company agrees that the Company and its Subsidiaries will not enter into any Acceptable Confidentiality Agreement with any Person subsequent to the date hereof that prohibits the Company from providing information to Parent as required by this Section 5.2.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement;

(ii) “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that is on terms the Company Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, (A) is reasonably capable of being consummated in accordance with its terms and (B) if consummated would result in a transaction more favorable to the Company’s stockholders (solely in their capacities as such), than the Merger and the transactions from a financial perspective. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” shall be deemed to be references to “80%”; and

(iii) “Acceptable Confidentiality Agreement” means an agreement with the Company that contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, the Company or its Affiliates, to keep such information confidential; provided that, (A) in each case, the substantive provisions contained therein are no less favorable in any material respect in the aggregate, to the Company, than the terms of the Confidentiality Agreement, and (B) that an “Acceptable Confidentiality Agreement” shall not include any provision (1) granting any exclusive right to negotiate with such counterparty (2) prohibiting the Company or any of its Affiliates from satisfying its or their obligations hereunder or (3) requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

Section 5.3 Company Board Recommendation.

(a) Except to the extent permitted by Section 5.2(c), the Company Board and each committee of the Company Board shall not, and shall not authorize or publicly propose to: (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent) the Company Board Recommendation; (B) authorize, approve, adopt or recommend any Acquisition Proposal; or (C) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the Company Board of the type specified by Rule 14d-9(f) under the Exchange Act (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or other agreement in principle related to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 5.3(a), until the earlier to occur of the termination of this Agreement pursuant to Article VII or the Company’s receipt of the duly executed Written Consent, if in response to an Acquisition Proposal that the Company considers in accordance with Section 5.2(c), the Company Board determines that such Acquisition Proposal is a Superior Proposal, then, subject to the remainder of this Section 5.3(b), the Company Board may make an Adverse Recommendation Change. Prior to the Company Board effecting an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change; (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and a copy of any written materials received from or on behalf of the Person or Persons making such Acquisition Proposal; (iii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and their Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to Parent as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).

Section 5.4 Preparation of Form S-4, Information Statement.

(a) As promptly as reasonably practicable after the date of this Agreement acting reasonably and in good faith, Parent shall, in consultation with the Company, prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the information statement constituting a part thereof relating to the Written Consent (the “Information Statement”) will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Ordinary Shares to be issued in the Merger. The Company and Parent shall each use their respective reasonable best efforts to provide all information related to themselves and their respective Subsidiaries and stockholders as may be required or reasonably requested by the other Party or as requested by the staff of the SEC to be included in the Form S-4 and the Information Statement, to cause the Form S-4 and the Information Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to the SEC in connection with the Form S-4 and the Information Statement. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Form S-4 and the Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Form S-4 and the Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. The Company shall cause the Information Statement to be mailed to its stockholders (including to its stockholders entitled to receive notice in accordance with Section 228(e) of the DGCL of the actions taken by the Written Consent) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Information Statement, or any response to comments from or other communication to the SEC with respect to the Form S-4 or the Information Statement, will be made by Parent or the Company, as applicable, without providing the other Party a reasonable opportunity to review and comment thereon, giving reasonable and good-faith consideration to any comments made by the other Party and its counsel, and without the other Party’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will advise the other Party promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Information Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Effective Time, any information relating to the Transactions, the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Information Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of the Company; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party or otherwise affect the remedies available hereunder to any Party.

Section 5.5 Access to Information; Confidentiality.

(a) For purposes of integration planning and consummation of the Transactions, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records.

(b) Section 5.5(a) shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law, jeopardize any attorney-client or other legal privilege or breach any existing Contract (provided, that the Company has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 5.5). All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Weatherford U.S., L.P. and the Company dated as of April 7, 2026 (as it may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Company.

Section 5.6 Written Consent & Support Agreement. Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Written Consent attached hereto as Exhibit A and the Consenting Stockholders. The Company will use reasonable best efforts to obtain the Written Consent and executed counterparts to the Support Agreement from the Consenting Stockholders by no later than 11:59 p.m. Central Time on the day following the date hereof (such time, the “Consent Time”). If the Written Consent is duly executed by the Consenting Stockholders and is delivered to the Company in accordance with Section 228 of the DGCL, the Written Consent shall thereupon be immediately effective in accordance with its terms, and, as promptly as practicable thereafter (and, in any event by the Consent Time), the Company shall deliver to Parent a copy of the Written Consent (including by electronic image scan transmission).

Section 5.7 Merger Sub Sole Stockholder Consent. Immediately after the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with the DGCL, a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, and Parent shall deliver to the Company a copy of such consent (including by electronic image scan transmission).

Section 5.8 Regulatory Approval; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to take, or cause to be taken, and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including taking, or causing to be taken, all actions that are necessary, proper or advisable to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and obtain an approval or waiver from, or avoid any Action by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (which shall not be unreasonably withheld). Notwithstanding anything to the contrary in this Agreement, (x) neither Parent, the Company nor any of their respective Subsidiaries shall be required, in connection with obtaining any regulatory approval or clearance contemplated by this Agreement (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”)), or any other applicable antitrust, competition, or foreign direct investment screening regulation, to, and (y) neither the Company nor any of its Subsidiaries (without the prior written consent of Parent) shall, in each case (a) propose, negotiate, offer to commit, effect, or agree to the sale, divestiture, license, or other disposition of any assets, properties, businesses, product lines, or operations of Parent or its Affiliates or Subsidiaries, (b) agree to any restriction, limitation, or condition on the ability of Parent, the Company, or any of their respective Subsidiaries to own, operate, or conduct any of their respective assets, properties, businesses, product lines, or operations, or (c) commence, participate in, or defend any litigation, proceeding, or other action (whether judicial or administrative) challenging, seeking to restrain, or prohibiting the consummation of the transactions contemplated by this Agreement. Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. Subject to good faith consultation with the Company and its counsel and compliance with this Section 5.8, in the event of any disagreement between Parent and the Company regarding the strategy, timing, or substance of any filing, submission, or communication contemplated by this Section 5.8 (including the strategy for obtaining any regulatory approval or clearance or for responding to any inquiry, investigation, or proceeding initiated by any Governmental Entity), Parent shall have the right, in its sole discretion, to determine and direct the overall strategy with respect to such regulatory matters, and the Company shall cooperate with and follow such direction; provided that Parent shall not unreasonably disregard the views of the Company and its counsel, shall keep the Company reasonably informed of the status of such regulatory matters and shall provide the Company with a reasonable opportunity to review and comment on any material filings or submissions prior to their submission to any Governmental Entity.

(b) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any applicable Law. Without limiting the foregoing, the Company and Parent shall, (i) as soon as practicable, and in any event within 10 Business Days, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) as soon as practicable, and in any event within 20 Business Days, submit, or as may be required under the applicable Antitrust Laws or FDI Laws, pre-submit, pre-file, pre-notify, the requisite forms for the notifications in the jurisdictions specified in Section 6.1(c) of the Company Disclosure Letter, (iii) use reasonable best efforts to promptly achieve substantial compliance with any “second request” or similar request for additional information or documentary material under Antitrust Laws or FDI Laws applicable to the jurisdictions specified in Section 6.1(c) of the Company Disclosure Letter, (v) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, to cause the expiration or termination of the applicable voluntary waiting periods under the HSR Act as well as regulatory approval and clearance for the pre-closing notifications contemplated by Section 6.1(c) of the Company Disclosure Letter as soon as practicable, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), (vi) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance and comment on any proposed communication by such party to any supervisory or Governmental Entity, (vii) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto, and (viii) use reasonable best efforts to avoid or minimize any delay in determining the applicability of any filing under the HSR Act, submitting any applicable filing under the HSR Act and shall not take any action that would reasonably be expected to delay any applicable filing under the HSR Act.

(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(d) Notwithstanding anything to the contrary but subject to Section 5.1(b), this Section 5.8 shall not prohibit, restrict or prevent Parent or any of its Subsidiaries from directly or indirectly acquiring or agreeing to acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interests in or assets of any Person or make any material loan, advance or capital contribution to, or investment in, any Person.

Section 5.9 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.

Section 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such Party to satisfy any condition set forth in Article VI); provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement and exculpation existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter or Company Bylaws or the corresponding governing documents of such Subsidiaries, as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any actual or threatened Legal Proceeding to which such Indemnified Party is a party is otherwise involved (including as a witness), whether asserted or claimed prior to, at or after the Effective Time, except as otherwise required by applicable Law.

(b) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof, such premium set forth in Section 5.11(b) of the Company Disclosure Letter, for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”); provided, however, that if the cost of such “tail” policy exceeds the Base Amount, the Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.11.

(d) The provisions of this Section 5.11 shall survive consummation of the Transactions and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnified party unless the affected indemnified party shall have consented in writing to such termination or modification.

(e) The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the Company Charter, Company Bylaws, or the organizational documents of any Subsidiary of the Company or under any applicable contracts or laws in effect on the date of this Agreement and, in the case of such contracts, made available to Parent prior to the execution hereof, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries in effect on the date of this Agreement and made available to Parent prior to the execution hereof.

Section 5.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Transactions. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13 Stock Exchange; Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in the Merger or in connection with the Merger (including in respect of Assumed RSUs, Assumed Options and Assumed PSUs) as provided for in Article II to be approved for listing on Nasdaq Global Select prior to the Effective Time.

(b) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq Capital Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.14 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, notwithstanding the foregoing, a Party may, without providing the other Parties the opportunity for such consultation and review, issue a press release or make a public statement that is consistent with prior press releases or public statements made in compliance with this Section 5.14. For the avoidance of doubt, nothing in this Section 5.14 shall (i) prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions, (ii) be deemed to restrict the ability of any Party to communicate to its employees or Representatives in a manner that would not reasonably be expected to require public disclosure by the disclosing Party, (iii) prevent Parent or the Company from making any public statement in connection with any dispute among the Parties regarding this Agreement, the Merger or the Transactions or (iv) prevent the Specified Stockholders or their respective Affiliates from (A) communicating with the current or prospective limited partners of the investment funds managed by such parties or their respective Affiliates (provided that such existing and prospective limited partners and Affiliates are subject to customary confidentiality obligations), respectively, regarding this Agreement or the transactions contemplated by this Agreement or (B) disclosing the consummation of the Transactions, without disclosing the economic terms, on its website and otherwise in the ordinary course of their business; provided that any such disclosure contemplated by this clause (iv) shall be consistent with the content of any press release or public announcement that has been made pursuant to, and is permitted by, this Section 5.14. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company, and shall not be issued prior to the approval of each of, the Company and Parent.

Section 5.15 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Employee Matters.

(a) During the 12 month period following the Effective Time, Parent shall, or shall cause its Affiliates to, provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) with (i) annual base salary or wages (as applicable) that are no less favorable than the annual base salary or wages (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) annual cash bonus or other short-term incentive opportunities (other than any retention or transaction bonuses or incentives) that are no less favorable than the annual cash bonus or other short-term incentive opportunities (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities that are no less favorable than the long-term incentive compensation opportunities provided to similarly situated employees of Parent and its Affiliates, (iv) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Parent and its Affiliates, and (v) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Continuing Employees immediately prior to the Effective Time.

(b) With respect to annual cash bonuses for the year in which the Effective Time occurs, the Parent shall pay, or cause to be paid to, each Continuing Employee who is participating in any Company Plan providing annual cash bonuses for such year, a cash bonus for such year determined as the sum of (i) a pro-rata portion of the bonus opportunity under such Company Plan for the portion of the year completed as of the Effective Time, determined based on the achievement of the applicable performance criteria under such Company Plan, as such performance criteria may be reasonably adjusted by Parent in good faith and following prior consultation with the Company to address the impact of the Transactions; and (ii) a pro-rata portion of such bonus opportunity under such Company Plan for the portion of such calendar year following the Effective Time, determined based on the achievement of the applicable performance criteria under Parent’s annual bonus program. Both pro-rata portions of such cash bonus shall be paid on the date on which annual bonuses for the year in which the Effective Time occurs are paid to similarly situated employees of Parent and its Affiliates (but in no event later than March 15 of the year following such year) to each Continuing Employee (A) who remains employed thorough such payment date or (B) whose employment terminates prior to such payment date because Parent or its Affiliate terminates such Continuing Employee without Cause (as defined in the Company’s Amended and Restated 2017 Equity Incentive Plan). Additionally, to the extent the Effective Time occurs following the end of a year but prior to annual cash bonuses for such year being paid, Parent shall pay, or cause to be paid, to each Continuing Employee who is participating in any Company Plan providing annual cash bonuses for such year, no later than 15 calendar days following the Closing Date, a cash bonus for such year equal to the achievement of the applicable performance criteria under such Company Plan for such year.

(c) From and after the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Continuing Employee with full credit for any and all service with the Company or its Subsidiaries, as applicable (and any predecessor thereof), earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation and paid time off accrual under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or its Affiliates on or after the Closing Date to the extent recognized under the comparable Company Plan prior to the Closing Date (for the avoidance of doubt, excluding for benefit accrual purposes under any defined benefit pension plan); provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits.

(d) In the plan year in which the Effective Time occurs, Parent shall, or shall cause the Company or another Affiliate to, with respect to any welfare benefit plans of Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, (i) cause any preexisting conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any corresponding group health plan of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent satisfied or waived under the corresponding Company Plan as of the Effective Time, and (ii) give each Continuing Employee full credit for the plan year in which the Effective Time occurs towards applicable copayments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the corresponding Company Plan to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such copayments, deductibles and annual out-of-pocket limits under the corresponding Company Plan.

(e) Unless Parent provides the Company with written notice otherwise at least 15 Business Days prior to the Closing Date, the Company shall, at least one Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate actions) to terminate any Company Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such 401(k) Plan’s terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of 401(k) Plan participants had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) 100% vest all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than the Business Day preceding the Closing Date. In the event of the termination of any 401(k) Plan pursuant to this Section 5.16(e), each Continuing Employee shall be eligible to participate in a defined contribution plan that is qualified under Section 401(a) of the Code (subject to the eligibility requirements set forth in Section 5.16(a) and Section 5.16(d) above), that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its Affiliates (as applicable) and Parent or its applicable Affiliate shall cause such cash or deferred arrangement to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company with respect to such individuals’ account balances (including loans) under such terminated 401(k) Plan, if elected by any such individuals.

(f) Nothing in this Section 5.16, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former employee or other service provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Company Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Affiliates (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Affiliates (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any employee or other service provider for any period following the Effective Time.

Section 5.17 Equity Consideration Matters.

(a) Promptly following the Closing Date (and in any event no later than two Business Days thereafter), Parent shall either (a) file with the SEC a prospectus supplement to the Registration Statement on Form S-3 (SEC file number 333-288045), filed June 13, 2025, pursuant to Rule 424(b)(7) under the Securities Act, or (b) file with the SEC a Registration Statement pursuant to Rule 415 under the Securities Act that is an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) providing for the resale of the Registrable Securities. Parent shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date on which all Registrable Securities covered by such Registration Statement have been sold. The Registration

Statement (or any prospectus or prospectus supplement forming a part of such Registration Statement), as initially filed, shall include the Registrable Securities of the Specified Stockholders and any permitted transferee thereof and name the Specified Stockholders or any permitted transferees as selling securityholders (subject to receipt of information reasonably requested by Parent necessary to complete such prospectus supplement).

(b) Parent shall notify the Specified Stockholders promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Registration Statement or any supplement to any prospectus forming a part of the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use best efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Registration Statement becomes effective, Parent shall notify the Specified Stockholders of any request by the SEC that Parent amend or supplement such Registration Statement or prospectus, and Parent shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement.

(c) Prior to the Closing Date and until the date on which all Registrable Securities covered by such Registration Statement have been sold, the Specified Stockholders shall cooperate with Parent and use reasonable best efforts to promptly furnish to Parent all information concerning it as is required by the SEC to be included in the Registration Statement. Prior to the filing of any such Registration Statement or any prospectus or prospectus supplement forming a part thereof, Parent shall provide the Specified Stockholders with a reasonable opportunity to review and approve the disclosures therein relating to the Specified Stockholders and the Registrable Securities, including the plan of distribution included therein, and Parent shall not file such Registration Statement, prospectus or prospectus supplement unless such disclosures have been approved in writing by the Specified Stockholders (such approval not to be unreasonably withheld, conditioned or delayed). Parent shall use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.

(d) All expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent.

(e) From and after the Closing Date and until the date on which all Registrable Securities covered by such Registration Statement have been sold, Parent shall use its commercially reasonable efforts to (a) maintain the listing of the Parent Ordinary Shares on Nasdaq Global Select, (b) comply in all material respects with all listing and maintenance requirements of Nasdaq Global Select, (c) timely file all reports required to be filed with the SEC pursuant to the Exchange Act, (d) remain in compliance with the current public information requirements of Rule 144(c)(1) under the Securities Act and (e) comply with the special eligibility agreement for securities between, among others, Parent and the Depository Trust Company, if applicable. Parent shall promptly notify the Specified Stockholders in writing of (x) any notice of deficiency or non-compliance received from Nasdaq, (y) any action or proceeding threatened or commenced by Nasdaq Global Select or the SEC relating to the listing or registration of the Parent Ordinary Shares, and (z) any other event that would reasonably be expected to result in the delisting of the Parent Ordinary Shares from Nasdaq Global Select.

(f) All of the Parent Ordinary Shares to be issued under this Agreement shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, issued in compliance with all applicable securities registration Laws, and not be subject to any preemptive rights, rights of first refusal or similar rights, other than pursuant to this Agreement, and shall be free of any Liens, except for such transfer restrictions of general applicability as provided under the Securities Act or other applicable securities Laws.

(g) The parties acknowledge and agree that the Parent Ordinary Shares to be issued pursuant to this Agreement will not initially be registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of such Parent Ordinary Shares is being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and other applicable securities Laws. The parties further acknowledge and agree that such Parent Ordinary Shares constitutes “restricted securities” as such term is defined in Rule 144 under the Securities Act. For purposes of Rule 144(d), the parties intend for the holding period of all of such Parent Ordinary Shares, to the extent permitted by applicable Law (including applicable interpretations by the SEC), to commence on the Closing Date.

(h) Upon the written request of a Specified Stockholder, Parent shall promptly facilitate the removal of any restrictive legends with respect to any Parent Ordinary Shares in connection with a sale under the Registration Statement or when such Parent Ordinary Shares are eligible for resale under Rule 144 under the Securities Act, subject to receipt from such holder by Parent and its transfer agent of customary representations and/or other documentation reasonably requested by Parent and its transfer agent in connection therewith.

(i) To the extent that Rule 144 under the Securities Act is available to the Specified Stockholders for the resale of the Parent Ordinary Shares, Parent shall use its commercially reasonable efforts to facilitate such resales, including instructing the Parent’s transfer agent to facilitate such sales in accordance with such Rule 144.

(j) Parent hereby acknowledges that there shall be no transfer restrictions (other than transfer restrictions arising under applicable securities Laws) with respect to the Parent Ordinary Shares issued to each Specified Stockholder.

(k) Parent hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Specified Stockholder, and their respective Affiliates, directors, officers, employees, partners, equityholders, managers and each other Person, if any, who controls such Specified Stockholder within the meaning of the Securities Act (each, a “Specified Stockholder Indemnified Party” and collectively, the “Specified Stockholder Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and reasonable and documented expenses to which such Specified Stockholder Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Specified Stockholder Indemnified Party is a party thereto) arise out of or are based upon (collectively, “Specified Stockholder Claims”): (x) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or, in the light of the circumstances under which such statements were made, in any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report, or any issuer free writing prospectus; or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or issuer free writing prospectus, in the light of the circumstances under which such statements were made; and Parent shall reimburse such Specified Stockholder Indemnified Party for any reasonable out of pocket legal fees or other reasonable and documented expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that Parent shall not be liable to any Specified Stockholder Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or, in the light of the circumstances under which such statements were made, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with written information with respect to such Specified Stockholder Indemnified Party furnished to Parent by such Specified Stockholder Indemnified Party expressly for use in the preparation thereof.

(l) Each Specified Stockholder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.17(k)) to the extent permitted by Law, Parent, its officers and directors, each Person controlling Parent within the meaning of the Securities Act, each underwriter (within the meaning of the Securities Act) of the Parent Ordinary Shares covered by the Registration Statement, any Person who controls such underwriter, and any other holder selling the Parent Ordinary Shares in the Registration Statement and each of its directors, officers, partners or agents or any Person who controls such holder with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, the Registration Statement, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent or its representatives by or on behalf of such Specified Stockholder, specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Specified Stockholder Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Specified Stockholder shall be required to pay pursuant to this Section 5.17(l) shall in no case be greater than the amount of the net proceeds actually received by such Specified Stockholder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim. Parent and each Specified Stockholder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Specified Stockholder to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to Parent for use in the Registration Statement, preliminary or final prospectus or amendment or supplement thereto or any free writing prospectus are statements specifically relating to (a) the Beneficial Ownership of Registrable Securities by such Specified Stockholder and its Affiliates and (b) the name and address of such Specified Stockholder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such holder.

Section 5.18 Treatment of Company Indebtedness. The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use reasonable best efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Company Indebtedness in customary form (the “Payoff Letter”), which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Company Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, the Company Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of any of the Company’s Subsidiaries of the Company Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Company Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, Parent shall repay the outstanding amount of the Company Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

Section 5.19 Assignment by Parent. As of the closing of Rewind, Parent shall assign and novate in full this Agreement (including all of Parent’s rights, duties and obligations hereunder) to Weatherford International Corp or equivalent United States entity and/or its successor or assigns (“US Parent”) and cause US Parent to assume this Agreement (including all of Parent’s rights, duties and obligations hereunder) in the form attached hereto as Exhibit D and, from and after such assignment, novation and assumption, Weatherford International plc, as Parent prior to the date thereof, shall be fully and unconditionally released from this Agreement (including any duties or obligations, and shall have no further rights, hereunder) and thereafter US Parent shall be fully obligated hereunder as if the original Parent party hereto and the Company and any other Person shall only look to US Parent as Parent under this Agreement (including as to any rights, duties or obligations including performance) (collectively, the “Novation”). Parent shall cause the Novation to be effective as of the closing of Rewind. If the Parent Redomestication Shareholder Approval is received, Parent shall take (and shall cause US Parent to take) all board or corporate action necessary for the Novation to be effective as of the day of the closing of Rewind. Upon the effectiveness of the Novation, all references in this Agreement to Parent shall be deemed to be references to US Parent, and each term defined herein incorporating or making reference to Parent, including the “Parent Disclosure Letter,” “Parent Material Adverse Effect,” “Parent SEC Documents,” “Parent Ordinary Shares,” “Assumed RSUs,” “Assumed Options,” and “Assumed PSUs,” shall be deemed to be references to the successor or equivalent of such defined term in or of, as applicable, the US Parent, in each case, other than where context requires such reference to apply to Parent only and not US Parent, including the term “Parent Redomestication Shareholder Approval” and any reference to Parent being party to any Contract.

Section 5.20 Tax Remittance. In a timely manner and in all cases prior to the Closing, the Company shall remit the entire amount of any and all the required tax deposits necessary to fully proceed with its Notice of Objection related to the Canada Tax Authorities Corporation Income Tax Assessment dated April 13, 2026 and Alberta Notice of Reassessment for Corporate Income Tax dated March 2, 2026.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been obtained and delivered to the Company and shall not have been amended, modified, withdrawn, terminated or revoked.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, decree or other legal restraint or prohibition issued by any court of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Transactions.

(c) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and the approvals or waiting period expirations, as the case may be, specified on Section 6.1(c) of the Company Disclosure Letter have occurred.

(d) Nasdaq Global Select Listing. The Parent Ordinary Shares to be issued in the Merger or in connection with the Merger (including in respect of Assumed RSUs, Assumed Options and Assumed PSUs) shall have been approved for listing on Nasdaq Global Select, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 and no Action seeking a stop order shall have been initiated or threatened by the SEC.

(f) Information Statement. The Information Statement shall have been mailed to all holders of the Company Common Stock following effectiveness of the Form S-4 and at least 20 Business Days prior to the Closing Date.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.9(c), Section 3.20, Section 3.21 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) in all respects, (ii) each representation and warranty of the Company set forth in Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) except for de minimis inaccuracies, (iii) each of the representations and warranties of the Company set forth in Section 3.1, Section 3.4, Section 3.5(a)(i), and Section 3.25 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all material respects; and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) Section 6.2(b), and Section 6.2(d).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.8 and Section 4.11 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) in all respects, (ii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a), Section 4.3, and Section 4.4(a)(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all material respects; (iii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received, on the Closing Date, but before the Effective Time, an opinion, in form and substance reasonably satisfactory to the Company (the “Closing Tax Opinion”), from Tax Counsel concluding that, on the basis of facts, representations and assumptions set forth or referred to in such Closing Tax Opinion, for U.S. federal income tax purposes, the Merger will qualify for the Intended Tax Treatment; provided, however, that, notwithstanding the foregoing, no opinion will be expressed regarding the U.S. federal income tax treatment of any stockholder of the Company that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger.

(f) Tax Remittance. The Company shall have timely remitted the entire amount of any and all the required tax deposits necessary to fully proceed with its Notice of Objection related to the Canada Tax Authorities Corporation Income Tax Assessment dated April 13, 2026 and Alberta Notice of Reassessment for Corporate Income Tax dated March 2, 2026.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 31, 2027 at 5:00 p.m. (Central Time) or such later date as Parent and the Company shall agree in writing (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.8;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the Company on or before the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if the Company Board shall have effected an Adverse Recommendation Change; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall expire upon the delivery of the Written Consent;

(iii) if the Written Consent, duly executed by the Consenting Stockholders, shall not have been delivered to Parent and the Company by the Consent Time; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(iii) shall expire upon the delivery and effectiveness of the Written Consent; or

(iv) if the Support Agreement, duly executed by the Consenting Stockholders, shall not have been delivered to Parent and the Company by the Consent Time; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(iv) shall expire upon the delivery of executed counterparts of the Support Agreement by the Consenting Stockholders and the Company.

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by Parent or Merger Sub on or before the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if the Company Board shall have authorized the Company to enter into a definitive agreement providing for a Superior Proposal; provided, (A) the Company has complied with its obligations under Section 5.2 and Section 5.3 in all material respects and (B) substantially concurrently with such termination, the Company enters into such definitive agreement and prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) to the account or entity designated in writing by Parent, the Company Termination Fee as specified in Section 7.3(a); provided, further, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire upon the delivery of the Written Consent; or

(iii) if the Novation contemplated by Section 5.19 (Assignment by Parent) is not effective by 11:59 p.m. Central Time on the day following the date on which the closing of Rewind occurs; provided, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(d)(iii) shall expire upon the delivery and effectiveness of the Novation.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Party, specifying the provision hereof pursuant to which such termination is made.

Section 7.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given to the other Party or Parties, and this Agreement shall forthwith become null and void and of no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.14 (Public Announcements), this Section 7.2, Section 7.3 (Termination Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) except as otherwise provided in Section 7.3, no such termination shall relieve any Party from any liability or damages arising out of fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case, except as otherwise provided in Section 7.3, the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

(c) For purposes of this Agreement, “willful and material breach” shall mean an action or omission (including failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, result in a material breach of this Agreement.

Section 7.3 Termination Fees and Expenses.

(a) In the event that:

(i) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Company’s Breach) or either the Company or Parent pursuant to Section 7.1(b)(i) (Outside Date), (B) at any time on or after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal has been made to the Company, the Company Board or the Company’s management or otherwise becomes publicly known or any Person has publicly announced a bona fide intention (whether or not conditional) to make an Acquisition Proposal, and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction involving an Acquisition Proposal or enters into a definitive agreement providing for the consummation of an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal as the one referenced in clause (B)); provided, however, that for purposes of this Section 7.1(c)(i), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (Superior Proposal); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (Adverse Recommendation Change), Section 7.1(c)(iii) (Written Consent) or Section 7.1(c)(iv) (Support Agreement), then the Company shall (A) in the case of clause (i) above, concurrently with the earlier of (x) the consummation of such transaction involving an Acquisition Proposal and (y) the entry into a definitive agreement providing for the consummation of an Acquisition Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, to the account or entity designated in writing by Parent, an amount equal to $5,500,000 (the “Company Termination Fee”); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not such Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Company warrants that it does not have an establishment for VAT purposes in any EU Member State and that it is in business for VAT purposes and will make any payment of the Company Termination Fee in the course of such business for VAT purposes.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii) (Failure to Timely Effect Novation); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent’s Breach) due to Parent’s breach of Section 5.1(c), then

Parent shall promptly pay, or cause to be paid, by wire transfer of immediately available funds, to the account or entity designated in writing by the Company, an amount equal to $9,700,000 (the “Parent Termination Fee”); provided, however, that in the event the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), the Company shall, within seven (7) Business Days following such termination, irrevocably elect in writing to accept or decline the Parent Termination Fee, and failure to elect to decline the Parent Termination Fee within such period shall be deemed an election to accept the Parent Termination Fee and constitute an irrevocable waiver of any and all claims against the Parent Related Parties, including with respect to the willful and material breach of Parent’s obligations under this Agreement prior to such termination of the Agreement or fraud by Parent in the making of the representations and warranties set forth herein; provided, further, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.10, (i) Parent’s right to receive the Company Termination Fee pursuant to Section 7.3(a), in circumstances where the Company Termination Fee is owed pursuant to Section 7.3(a), except in the case of fraud or willful and material breach, shall constitute the sole and exclusive remedy of Parent and Merger Sub and their respective Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.3(d) and Section 7.3(e)) and (ii) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.3(b), in circumstances where the Parent Termination Fee is owed pursuant to Section 7.3(b) and is paid in full (following the Company’s election to accept the Parent Termination Fee), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (including in the case of fraud or willful and material breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 7.3(d) and Section 7.3(e)). While Parent may pursue both (i) a grant of specific performance in accordance with Section 8.10 and (ii) payment of the Company Termination Fee pursuant to Section 7.3(a) or the recovery of monetary damages, under no circumstances shall Parent be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Company Termination Fee or any recovery of any monetary damages. While the Company may pursue both (i) a grant of specific performance in accordance with Section 8.10 and (ii) payment of the Parent Termination Fee pursuant to Section 7.3(b) or the recovery of monetary damages, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or any recovery of any monetary damages.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement.

(e) Except as expressly set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, that the expenses incurred in connection with the filing, printing and mailing of the Information Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company. Parent shall pay all filing fees of the premerger notification and report forms relating to the Merger under the HSR Act and the notifications specified in Section 6.1(c) of the Company Disclosure Letter.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Written Consent has been obtained; provided, however, that after the Written Consent has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Written Consent has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email (provided that the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Weatherford International plc

2000 St. James Place

Houston, Texas 77056

Attention: Separately Supplied

E-mail: Separately Supplied

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1100 Louisiana St.

Suite 4100

Houston, Texas 77002

Attention: Jonathan Newton; Robert Leclerc

E-mail: jnewton@kslaw.com; rleclerc@kslaw.com

(ii)	if to Company, to:

NCS Multistage Holdings, Inc.

19350 State Highway 249, Suite 600

Houston, Texas 77070

Attention: Ori Lev

E-mail: olev@ncsmultistage.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana St

Houston, Texas 77002

Attention: James Marshall; Jamie L. Yarbrough

Email: james.marshall@bakerbotts.com;

jamie.yarbrough@bakerbotts.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) “Beneficial Ownership” means, with respect to a specified Person, the ownership of securities as determined in accordance with Rule 13d-3 of the Exchange Act, as such rule is in effect from time to time.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e) “Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a Union.

(f) “Company DSU” means each Company RSU granted to a non-employee director of the Company under the Company Stock Plans, whether vested or unvested.

(g) “Company Equity Awards” means all outstanding Company ESUs, Company PSUs, Company RSUs (including Company DSUs), and Company Options.

(h) “Company ESPP” means the Company’s Employee Stock Purchase Plan for U.S. Employees and the Company’s Employee Stock Purchase Plan for Non-U.S. Employees.

(i) “Company ESU” means each outstanding equivalent stock unit award representing the right to receive a cash payment based on the fair market value of shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested.

(j) “Company Indebtedness” means outstanding indebtedness of the Company and its Subsidiaries pursuant to the Credit Agreement.

(k) “Company Option” means each outstanding award of options to purchase shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested.

(l) “Company PSU” means each outstanding performance stock unit award representing the right to receive shares of Company Common Stock based on the achievement of specified performance goals granted under the Company Stock Plans, whether vested or unvested.

(m) “Company RSU” means each outstanding restricted stock unit award representing the right to receive shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested, that vests solely based on continued service.

(n) “Company Stock Plans” means the Company’s Amended and Restated 2017 Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

(o) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto).

(p) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(q) “Consenting Stockholders” means Advent-NCS Acquisition L.P. and Advent International Corporation.

(r) “Credit Agreement” means that certain Credit Agreement, dated as of May 3, 2022, by and among the Company, Pioneer Intermediate, Inc., Pioneer Investment, Inc., Pioneer NCS Multistage Energy HoldCo, LLC, NCS Multistage, LLC, STS Logistics and Analytics LLC, as borrowers, NCS Multistage Inc., the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated and amended and restated from time to time).

(s) “ERISA Affiliate” means any entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or its Subsidiaries, or that is a member of the same “controlled group” as the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(t) “FDI Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.

(u) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

(v) “Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.

(w) “knowledge” of any Party means (i) in the case of the Company, the actual knowledge of the individuals set forth on Section 8.3(w)(i) of the Company Disclosure Letter and, solely with respect to Section 3.24, assuming reasonable inquiry of direct reports and (ii) in the case of Parent, the actual knowledge of the individuals set forth on Section 8.3(w)(ii) of the Parent Disclosure Letter.

(x) “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

(y) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, charge, claim, complaint, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Person, any court or other Governmental Entity, or any Union.

(z) “nonassessable” mean the holders of the shares or equity interests, as applicable, are not subject, solely by virtue of their shareholdings, to calls for additional payments of capital on such shares.

(aa) “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

(bb) “Parent Ordinary Shares” means the ordinary shares, par value $0.001 per share of Parent.

(cc) “Parent Redomestication Shareholder Approval” means Rewind having been approved at a meeting of the holders of Parent Ordinary Shares by a majority in number of holders of Parent Ordinary Shares (who, being entitled to do so, attend and vote, in person or by proxy, at such meeting), representing at least 75% in value of the Parent Ordinary Shares held by all holders of Parent Ordinary Shares registered shareholders so present and voting (in person or by proxy).

(dd) “Permitted Liens” means (i) Liens for Taxes (A) not yet delinquent or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiaries consistent with past practice, (iii) Liens arising in the ordinary course of business by operation of law with respect to any liability that is not yet due and payable or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) in the case of the

Owned Real Property, any such matters properly filed of public record against the applicable real property that do not, individually or in the aggregate, materially impair the Company’s or any of its Subsidiaries’, as applicable, continued ownership, use and operation, as currently conducted, of the property to which they relate, (v) zoning, planning and other similar limitations and restrictions imposed by Governmental Entities to regulate any real property that are not violated by the use and operation of such real property, (vi) the rights of licensors and licensees under software licenses executed in the ordinary course of business, (vii) Liens contained in the organizational documents of the Company or any of its Subsidiaries, (viii) Liens affecting a landlord’s interest in property leased to the Company or any of its Subsidiaries so long as such liens do not breach and would not reasonably be expected to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected), (ix) rights-of-way, surface leases, crossing rights or similar matters of record granted in the ordinary course of business that do not impair the Company’s or any of its Subsidiaries, as applicable, activities currently conducted thereon, (x) Liens disclosed on Section 8.3(dd)(x) of the Company Disclosure Letter and (xi) Liens arising under the Credit Agreement.

(ee) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ff) “Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or other data regulated under any Privacy Laws, including any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked with any identified or identifiable individual or household.

(gg) “Privacy Laws” means (i) any Laws and guidelines from Governmental Entities relating to privacy, data security, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers or collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant the European Union (Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Utah Consumer Privacy Act, and the New York SHIELD Act; (ii) reputable industry practice, standards, self-governing rules and policies relating to the same, including the Payment Card Industry Data Security Standard; and (iii) all contractual obligations binding upon the Company and its Subsidiaries and relating to any of the foregoing or otherwise relating to privacy, security (including data security), data protection or breach notification.

(hh) “Public Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or anyone acting on behalf of such government or department.

(ii) “Repeat Precision Note” means that certain Promissory Note between Repeat Precision, LLC and Security State Bank & Trust, Fredericksburg Office, dated May 15, 2024.

(jj) “Registrable Securities” means (a) the Parent Ordinary Shares issued to the Specified Stockholders pursuant to Section 2.1(a) and (b) any capital stock of Parent issued or issuable with respect to such Parent Ordinary Shares, including as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, further, that as to any Registrable Securities, such securities shall cease to constitute as “Registrable Securities” from and after the date on which the Specified Stockholders, together with their Permitted Transferees, is able to dispose of all of their Registrable Securities pursuant to Rule 144 in a single transaction, either without regard to, or in compliance with, the volume limitation imposed by Rule 144(e)(1).

(kk) “Registration Statement” means a Registration Statement on Form S-3, or other appropriate form, including any pre-effective or post-effective amendments or prospectus supplements thereto, previously filed or to be filed with the SEC by Parent under the Securities Act with respect to the Registrable Securities.

(ll) “Rewind” means the redomestication of Parent to the United States pursuant to a scheme of arrangement under Irish law substantially in all material respects consistent with the Proxy Statement filed by Parent with the SEC on April 21, 2026 (as may be amended, supplemented or revised from time to time) that will result in US Parent, becoming the parent of the Weatherford group of companies (and therefore Parent for purposes of this Agreement), in lieu of Weatherford International plc, which will continue as a subsidiary of US Parent at the closing of the transactions contemplated thereby.

(mm) “Specified Stockholders” means Advent-NCS Acquisition L.P.

(nn) “Subsidiary” of any Person means (A) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (B) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (C) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (D) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; provided that each of Repeat Precision, LLC and RJ Machine Mexico, S. de R.L. de C.V. shall be deemed to be a Subsidiary of the Company for purposes of this Agreement.

(oo) “Tax Return” means any return, declaration, report, election, claim for refund, or other information return or statement filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(pp) “Taxes” means all federal, state, local, non-U.S. and other taxes, assessments or other similar charges in the nature of a tax imposed by any Governmental Entity, including any net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, stamp duty, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(qq) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(rr) “Union” means any union, works council or other labor organization or employee representative or association.

(ss) “VAT” means value added tax as provided for in the Value Added Tax Consolidation Act 2010 and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union and any tax similar or equivalent to value added tax imposed by any country other than Ireland and any similar or turnover tax replacing or introduced in addition to any of the same.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The term “or” is not exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any statute, law or other applicable Law shall be deemed to refer to such statute, law or other applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to documents or other materials “provided” or “made available” to Parent shall mean that such documents or other materials were present at least one Business Day prior to the date of this Agreement in the on-line data room maintained by the Company for purposes of the transactions contemplated herein and accessible by Parent.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) but, solely for purposes of Sections 147 and 251 of the DGCL, are not a part of, and do not form a part of, this Agreement.

Section 8.6 No Third-Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except if the Effective Time occurs, (i) the rights of holders of Company Common Stock to receive the Merger Consideration, (ii) as provided in Section 5.11 (which is intended for the benefit of, and shall be enforceable by, the Persons referred to therein) and (iii) the Specified Stockholders shall be third party beneficiaries of Section 5.17.

(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the Transactions (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties except that (a) Parent and its Subsidiaries may assign its rights, interests and obligations under this Agreement to US Parent pursuant to Section 5.19, (b) Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of Parent’s controlled Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Sub of its obligations hereunder, (c) subject to Section 2.6(d), Section 4.13(b) and Section 4.13(c), the equity of Merger Sub may be transferred to any of Parent’s controlled Affiliates and (d) if Rewind has not occurred prior to the Closing, Parent shall cause the equity of Merger Sub to be transferred so that Merger Sub becomes a Subsidiary of Parent that is wholly owned by Parent indirectly solely through one or more entities classified as disregarded entities for U.S. federal income tax purposes as of immediately prior to the Effective Time. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 8.9 shall be null and void ab initio.

Section 8.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware (and all such rights shall be cumulative). Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. The Parties acknowledge and agree that the provisions of Section 7.3, including the availability of the Company Termination Fee or the Parent Termination Fee, will not be construed to diminish or otherwise impair in any respect Parent’s or the Company’s, as applicable, right to such injunction, specific performance and other equitable relief.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Disclosure Letters.

(a) The Company Disclosure Letter and the Parent Disclosure Letter are arranged in separate parts corresponding to the numbered and lettered Sections contained herein. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify any other Section to the extent that the relevance of such item is reasonably apparent on its face. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.

(b) The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Parent Disclosure Letter, that such information is required to be listed in the Company Disclosure Letter or the Parent Disclosure Letter or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter relating to any possible or alleged breach or violation of applicable Law or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Letter or Parent Disclosure Letter, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent, as applicable, except as and to the extent provided in this Agreement. Each of Parent and the Company shall not be entitled to update or modify the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15 .pdf Signature. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service (including docusign) shall be sufficient to bind the parties to the terms of this Agreement. No Party shall raise the use of email or other electronic transmission (including docusign) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission (including docusign) as a defense to the formation of a contract, and each Party forever waives any such defense.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Depinder Sandhu
Name: Depinder Sandhu
Title: Chief Strategy Officer

TRINITY BELL SUB, INC.

By:	/s/ Depinder Sandhu
Name: Depinder Sandhu
Title: Chief Strategy Officer

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Ryan Hummer
Name: Ryan Hummer
Title: Chief Executive Officer